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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) June 12, 2002

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	333-33751	36-0743280
(State or other jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1137 West Jackson Boulevard,
Chicago, Illinois 60607
(Address, including Zip Code, of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (312) 243-2700

No Change
(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership

        On June 12, 2002, Archibald Candy Corporation ("Archibald") and its sole shareholder, Fannie May Holdings, Inc. ("Holdings"), filed petitions in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to commence a consolidated voluntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). Archibald and Holdings also have filed a Joint Plan of Reorganization, with respect to which holders of approximately 83% in aggregate principal amount of Archibald's 10 1/4% senior secured notes have executed lock-up agreements agreeing to vote in favor of such Plan. The Plan contemplates a significant deleveraging of Archibald's balance sheet and the elimination of approximately $17.5 million in annual interest payments. Archibald Candy (Canada) Corporation, the wholly-owned subsidiary of Archibald that operates its Laura Secord business, has not filed, nor does it intend to file, any bankruptcy proceedings.

        Foothill Capital Corporation and Ableco Finance, L.L.C. are providing a $45 million term loan and revolving credit facility to finance the operations of Archibald during the proceeding. The proceeds of the financing provided by Foothill and Ableco were used, in part, to pay-off the indebtedness outstanding under Archibald's revolving credit facility with The CIT Group/Business Credit, Inc. ("CIT") and will be used to fund Archibald's working capital and capital expenditure needs during the proceeding.

        Archibald and Holdings will continue to manage their properties and operate their business in accordance with the applicable provisions of the Bankruptcy Code. The proceeding has been designated as case number 02-11719.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated: June 18, 2002	By:	/s/ TED A. SHEPHERD
	Name:	Ted A. Shepherd
	Title:	President and Chief Executive Officer

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  Item 3. Bankruptcy or Receivership
SIGNATURES